EXHIBIT 10.6
WMS GAMING INC.
800 South Northpoint Boulevard
Waukegan, IL 60085

July 1, 2008

Mr. Larry J. Pacey
c/o WMS GAMING INC.
800 South Northpoint Boulevard
Waukegan, IL 60085

Dear Larry:

Reference is made to the Employment Agreement between you and WMS Gaming Inc., dated September 7, 2005, as amended (the “Employment Agreement”).  The Employment Agreement is hereby further amended as follows:

1.           The last sentence of Paragraph 1 of the Employment Agreement is deleted and replaced in its entirety with “Employee’s title shall be Executive Vice President, Global Products & Chief Innovation Officer, reporting to the President, which title and reporting may change at any time in the sole discretion of Management.

2.           Section 3 of the Employment Agreement is hereby amended by adding the following sentence at the end thereof:

“To the extent that any severance payments required to be made pursuant to the preceding sentence do not qualify for either the “short-term deferral” exception to Section 409A set forth in Treasury Regulations Section 1.409A-1(b)(4) or the involuntary separation pay exception to Section 409A set forth in Treasury Regulations Section 1.409A-1(b)(9)(iii), then such payments (i) may not be made before the date that is six months after the date the Executive’s employment is terminated, and (ii) may not be accelerated except to the extent an acceleration of payment may be permitted under final regulations issued by the Internal Revenue Service under Code Section 409A.”

3.           The first sentence of Paragraph 4.1 of the Employment Agreement is deleted and replaced in its entirety with “The Corporation shall pay to Executive a base salary at the rate of $500,000.

4.           Section 4.2 of the Employment Agreement is hereby amended by adding the following sentence at the end thereof:

“Any bonus payable under this Section 4.2 shall be paid no later than the 15th day of the third month following the end of the fiscal year for which the bonus is payable.”

5.           Section 5 of the Employment Agreement is hereby amended by adding the following sentence thereto:

“The amount of expenses eligible for reimbursement in a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.”

6.           Section 12.1 of the Employment Agreement is hereby amended by adding the following sentence at the end thereof:

“To the extent that any severance payments required to be made pursuant to the preceding sentence do not qualify for either the “short-term deferral” exception to Section 409A set forth in Treasury Regulations Section 1.409A-1(b)(4) or the involuntary separation pay exception to Section 409A set forth in Treasury Regulations Section 1.409A-1(b)(9)(iii), then such payments (i) may not be made before the date that is six months after the date the Executive’s employment is terminated, and (ii) may not be accelerated except to the extent an acceleration of payment may be permitted under final regulations issued by the Internal Revenue Service under Code Section 409A.”

7.           The amendments set forth in this letter agreement shall be effective as of July 1, 2008, notwithstanding any earlier date of execution of this letter agreement by the parties.  Except as expressly modified herein, the terms and conditions of the Employment Agreement shall remain in full force and effect.

Please indicate your agreement to the foregoing by signing this letter in the place provided below.

Very truly yours,

WMS INDUSTRIES INC.

By: /s/ Brian R. Gamache
Brian R. Gamache
Chief Executive Officer

Accepted and Agreed to:

/s/ Larry J. Pacey
Larry J. Pacey